Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Dominion Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered & Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward	Equity	Common Stock	415(a)(6)	3,000,000 shares (2)	—	—	—	—	S-3	333-236825	3/02/2020	$30,412.14 (2)

	Total Offering Amounts					—		—

	Total Fee Offsets							—

	Net Fee Due							—

(1)	An indeterminate number of shares of Common Stock is being registered as may from time to time be offered hereunder at indeterminate prices.
(2)

In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee, except for the $30,412.14 fee that has already been paid with respect to 3,000,000 shares of common stock that were previously registered on Registration Statement No. 333-236825 (the “Prior Registration Statement”) pursuant to the prospectus supplement filed by the registrant on March 2, 2020 and remain unsold. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the fees previously paid by the registrant in connection with the original registration of the unsold shares of common stock will continue to be applied to such unsold shares. In accordance with Rule 415(a)(6), the effectiveness of this Registration Statement will be deemed to terminate the Prior Registration Statement.